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                                                                    EXHIBIT 11.1

                 MIDLAND FINANCIAL GROUP, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                        Year Ended December 31,
                                                                        -----------------------
                                                                  1995            1994               1993
                                                               ---------       ---------          ---------
Primary:
  Average Shares outstanding                                       5,369           5,322              5,118
  Net effect of dilutive stock options and
     warrants - based on the treasury stock
     method using average market price                              --               156                188
                                                               ---------       ---------          ---------
           Common and common equivalent shares                     5,369           5,478              5,306
                                                               =========       =========          =========

  Net income                                                     (10,071)      $   7,925          $   7,068
  Plus (less):
   Preferred stock dividend                                         --              --                 --
   Accretion of discount on preferred stock                         --              --                 --
   Redemption premium on preferred stock                            --              --                 --
   Assumed interest based on modified
      treasury method                                               --              --                 --
                                                               ---------       ---------          ---------

            Adjusted net income applicable to                  $ (10,071)      $   7,925          $   7,068
             common and common equivalent                      =========       =========          =========
                shares


 Fully diluted:

   Average shares outstanding                                      5,369           5,322              5,118
   Net effect of dilutive stock options and
       warrants - based on the treasury stock
       method using average market price                            --               155                174
                                                               ---------       ---------          ---------

             Common and common equivalents shares                  5,369           5,477              5,292
                                                               =========       =========          =========


  Net income (loss)                                            $ (10,071)      $   7,925          $   7,068
                                                               =========       =========          =========



Per share amount:

Primary:

     Net income                                                    (1.88)           1.45               1.34
Fully diluted:
     Net income                                                    (1.88)           1.45               1.34
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